Exhibit 99.1

Dear Stockholder:

On November 2, 2016, Sycamore Networks, Inc. announced a liquidating cash distribution of $0.2261 per share of common stock, payable on November 21, 2016 to stockholders of record as of November 12, 2016.

Tax Consequences of the Cash Distribution

Generally speaking, for U.S. stockholders that are individuals, the cash distribution will be treated for U.S. federal income tax purposes as the last in a series of distributions in complete liquidation of Sycamore in which U.S. stockholders are treated as receiving amounts as full payment in exchange for their shares of Sycamore stock. U.S. stockholders must first apply a liquidating distribution against, and reduce, the adjusted tax basis of its shares before reporting any gain or loss. Such adjusted tax basis is then used to calculate any gain or loss in connection with subsequent transactions involving such shares, including the receipt of additional liquidating distributions from Sycamore. Thus, the total gain or loss recognized by a U.S. stockholder that receives all of the liquidating distributions that Sycamore pays on its stock will equal (1) the aggregate of the liquidating distributions allocated to such shares less (2) the U.S. stockholder’s adjusted tax basis in such shares. U.S. stockholders generally cannot recognize a loss on a liquidating distribution until the final distribution is made, with certain exceptions. If a U.S. stockholder holds different blocks of Sycamore stock (generally as a result of having acquired different blocks of Sycamore stock at different times or at different prices), gain or loss is calculated separately with respect to each block of Sycamore stock. U.S. stockholders should consult their own tax advisors on the year in which they can claim a loss, if any, on their shares.

Sycamore Networks, Inc. can make no assurances as to the tax treatment of the cash distribution, which varies by type of stockholder as well as by a stockholder’s respective tax basis and holding period. Stockholders are encouraged to consult their own tax advisors regarding the particular tax consequences of the cash distribution, including any U.S. federal, state, and local and foreign tax laws.